NEWS FOR IMMEDIATE RELEASE: FEBRUARY 14, 2011

MESA LABS REPORTS 44% INCREASE IN THIRD QUARTER REVENUES

LAKEWOOD, CO – Mesa Laboratories, Inc. (NASDAQ:MLAB) today reported a 44 percent increase in revenue and a 19 percent increase in non-GAAP1 net income for the fiscal third quarter ended December 31, 2010.

Highlights:
•	Third quarter revenues increased 44% compared to the same period last fiscal year
•	Year to date net income increased 17% to $4,006,000
•	Quarterly non-GAAP adjusted net income increased 19% to $1,446,000[1]
•	Year to date non-GAAP net income increased 25% to $4,515,000[1]

For the third quarter of fiscal 2011, net sales increased 44 percent to $7,652,000 from $5,318,000 in the same quarter last year.  GAAP net income for the quarter increased 9 percent to $1,258,000 or $.37 per diluted share compared to $1,154,000 or $.35 per diluted share one year ago.

For the first nine months of fiscal 2011, net sales increased 46 percent to $22,861,000 from $15,702,000 in the same period last year.  Net income for the first nine months increased
17 percent to $4,006,000 or $1.21 per diluted share compared to $3,424,000 or $1.04 per share one year ago.

On a non-GAAP basis (which excludes acquisition related intangible amortization), adjusted net income for the third quarter of fiscal 2011 increased 19 percent to $1,446,000 or $.43 per diluted share of common stock compared to $1,213,000 or $.37 per diluted share of common stock last year.  For the first nine months of fiscal 2011, adjusted net income increased 25 percent to $4,515,000 or $1.36 per diluted share of common stock compared to $3,608,000 or $1.10 per diluted share of common stock during the same period last year.  See the note below for an explanation of the calculation of adjusted net income and adjusted net income per share.

“The highlight of Mesa’s third quarter was completion of the acquisition of the assets of Apex Laboratories, Inc.,” said John J. Sullivan, President and Chief Executive Officer.  “Since the acquisition was completed just prior to the end of the quarter, it had little impact on revenue this quarter.  However, we expect to see a positive financial impact from the addition of the Apex products in the last quarter of this fiscal year and in future years.  We are currently executing an integration plan that will see the Apex products moved to Mesa’s Bozeman, Montana facility during the first quarter of fiscal 2012.  Once fully integrated, addition of the Apex products is expected to have a positive impact on gross margins and operating income in our biological indicators (BI) business.  Mesa’s BI business has grown through acquisition and organically during the past year, becoming about half of our revenue.  With the addition of SGM Biotech earlier in the year and now the Apex products, Mesa has a much stronger market position in this important and growing industry.”

“Non-recurring expenses in the third quarter of fiscal 2011 had a negative impact on operating profits and net income,” continued John Sullivan.  “Expenses associated with the move of the Torqo product line from New Hampshire to Colorado and the acquisition related expenses of Apex totaled $175,000.  These one-time expenses negatively impacted Mesa’s net income by $111,000 and earnings per share by $.03 on a diluted basis.  With these expenses behind us, we expect to report improved profitability in the last quarter of this fiscal year.”

During the third quarter and nine month period of fiscal 2011, sales of the Company’s instrumentation products and services increased nine percent and 12 percent, respectively, compared to the prior year period.  The revenue increases in the third quarter and nine month period were primarily a result of the Torqo acquisition in December, 2009.

During the third quarter and nine month period of fiscal 2011, sales of the Company’s Biological Indicator products increased 117 percent and 113 percent, respectively, compared to the same period last year.  The increase in Biological Indicator sales during the quarter and nine month period was due to organic growth of 12 percent and nine percent, respectively, plus the revenue added as a result of the acquisition of SGM Biotech in April, 2010 and the Apex products in December, 2010.

Mesa Laboratories develops, acquires, manufactures and markets electronic instruments and disposables for industrial, pharmaceutical and medical applications.

This news release contains forward-looking statements which involve risks and uncertainties.  The Company’s actual results could differ materially from those in any such forward-looking statements.  Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company’s Annual Report on Form 10-K for the year ended March 31, 2010 as filed with the Securities and Exchange Commission, and from time to time in the Company’s other reports on file with the Commission.

1 The non-GAAP measures of adjusted net income and adjusted earnings per share are defined to exclude the impacts of non-cash intangibles amortization, net of its tax effects. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

FINANCIAL  SUMMARY

STATEMENT OF EARNINGS (Unaudited)
	Quarter Ended December 31		Nine Months Ended December 31
	2010	2009	2010	2009.
Net Sales	$7,652,000	$5,318,000	$22,861,000	$15,702,000
Cost of Goods	3,212,000	2,020,000	9,488,000	6,109,000
Gross Profit	4,440,000	3,298,000	13,373,000	9,593,000
Operating Expense	2,438,000	1,480,000	6,835,000 4,193,000
Operating Income	2,002,000	1,818,000	6,538,000	5,400,000
Other Expense & (Income)	33,000	(14,000)	79,000	(26,000)
Earnings Before Taxes	1,969,000	1,832,000	6,459,000	5,426,000
Income Taxes	711,000	678,000	2,453,000	2,002,000
Net Income	$1,258,000	$1,154,000	$4,006,000	$3,424,000

Earnings Per Share (Basic)	$.39	$.36	$1.24	$1.07
Earnings Per Share (Diluted)	$.37	$.35	$1.21	$1.04

Average Shares (Basic)	3,234,000	3,193,000	3,226,000	3,191,000
Average Shares (Diluted)	3,355,000	3,317,000	3,316,000	3,284,000

BALANCE SHEETS (Unaudited)
	Dec. 31	March 31
	2010	2010
Cash and Cash Equivalents	$2,129,000	$10,471,000
Other Current Assets	12,114,000	10,003,000
Total Current Assets	14,243,000	20,474,000
Property and Equipment	7,409,000	4,239,000
Other Assets	25,968,000	8,926,000

Total Assets	$47,620,000	$33,639,000

Liabilities	$13,174,000	$2,442,000
Stockholders’ Equity	34,446,000	31,197,000

Total Liabilities and Equity	$47,620,000	$33,639,000

NON-GAAP ADJUSTED NET INCOME AND NON-GAAP
 DILUTED EPS RECONCILIATIONS
 (Unaudited)
	Quarter Ended December 31		Nine Months Ended December 31
	2010	2009	2010	2009 .
Net Income	$1,258,000	$1,154,000	$4,006,000	$3,424,000
Intangibles Amortization, net of
tax effect	188,000	59,000	509,000	184,000
Adjusted Net Income	$1,446,000	$1,213,000	$4,515,000	$3,608,000
Fully Diluted Shares Outstanding	3,355,000	3,317,000	3,316,000	3,284,000
Adjusted EPS	$0.43	$0.37	$1.36	$1.10

The non-GAAP measures of adjusted net income and adjusted earnings per share presented in the reconciliation above are defined to exclude the impacts of non-cash intangibles amortization, net of their tax effects.  The tax effect is calculated using the average corporate rate for that period multiplied by the elimination.  We believe that excluding these acquisition related expenses provides the ability to understand the benefits of acquisitions based on their cash return.

We provide non-GAAP net income and non-GAAP earnings per share amounts in order to provide meaningful supplemental information regarding our operational performance.  Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees.  This information facilitates our management’s internal comparisons to our historical operating results as well as to the operating results of our competitors.  Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both our non-GAAP and our GAAP results.

Our management recognizes that items such as amortization of intangibles can have a material impact on our net income.  To gain a complete picture of all effects on the company’s profit and loss from any and all events, management does (and investors should) rely upon the GAAP income statement.  The non-GAAP numbers focus instead upon the core operating business of the company.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to our financial measures prepared according to GAAP.  They should be evaluated in conjunction with the GAAP financial measures.  It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

CONTACTS:
John J. Sullivan, Ph.D.; President and CEO
Steven W. Peterson; CFO
Mesa Laboratories, Inc.
303.987.8000